Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Expands Term Loan Facility to $255 Million and Lowers Interest Rate by 1.25%

Company Enhances Financial Flexibility and Reduces Borrowing Costs

Westport, Conn., April 3, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that on April 2, 2012 it exercised an option under the Company’s credit agreement, dated as of October 27, 2011, to borrow an incremental term loan in the amount of $30 million. The incremental term loan, arranged by TD Securities and issued at 99% of par value, increases the Company’s aggregate outstanding borrowings under its term loan facility to approximately $255 million. The increased term loan facility will require quarterly payments of approximately $0.64 million with a final payment of the outstanding principal balance due in October 2017.

CODI also announced that, concurrent with the incremental term loan borrowing, it has amended the pricing terms of its term loan facility. Under the terms of the amendment, amounts borrowed bear interest at LIBOR plus a margin of 5.00%, as compared to the previous margin of 6.00%. In addition, the LIBOR floor was reduced to 1.25% from 1.50%. All other terms of the credit agreement remain unchanged. In connection with the amended facility, the Company paid an amendment fee of approximately $2.25 million, equal to 1.00% of the outstanding portion of the term loan before the $30 million increase. CODI will utilize the net proceeds from the incremental term loan to reduce borrowings under its $290 million revolving credit facility.

Alan Offenberg, CODI’s Chief Executive Officer, commented, “Our amended term loan facility enhances CODI’s financial flexibility and lowers the Company’s borrowings costs. By taking advantage of a more attractive pricing environment, we expect to significantly reduce future interest expense for the benefit of the Company and its shareholders. We appreciate the continued support of our lending group, which underscores our strong growth prospects as we remain focused on utilizing our substantial liquidity to consummate accretive platform acquisitions and invest in the long-term performance of our existing subsidiaries.”

Additional information on the amended term loan facility will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) this week.

About Compass Diversified Holdings (“CODI”)

Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its nine subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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